CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (No. 333-276164) and Forms S-8 (Nos. 333-282031 and 333-257834) of Innate Pharma of our reports dated April 30, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appear in this Form 20-F.

/s/ PricewaterhouseCoopers Audit
Neuilly-sur-Seine
April 30, 2025